Exhibit 99.1

Quarter-to-Date
Sales Update

June 19, 2007

	April and May 2007
	(% Change
	vs.
	Prior Year)	Commentary
Consolidated Sales	17%	Underlying growth of +13% on increases across most segments (Equipment & Energy up modestly, Chemicals flat). Currency +2%, acquisitions +1%, natural gas pass-thru +1%.
Merchant Gases	18%	Sales increased on higher demand across all regions and improved pricing. Currency +4% and acquisitions +3%.
Tonnage Gases	25%	Sales increased mainly due to new hydrogen plants brought on-stream during 2006. Higher natural gas pricing +2%, currency +2% and acquisitions +1%.
Electronics and Performance Materials	17%	Sales growth remained strong in both businesses driven by
underlying industry growth. Electronics benefited from
continued strong Equipment sales. Performance Materials
benefited from growth in all major product lines.  Currency
		+1%.
Healthcare	10%	Sales increased primarily due to the UK respiratory care contract and underlying strength in our European homecare business. Currency +4%.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.